QuickLinks -- Click here to rapidly navigate through this document

EXECUTION COPY

INVESTOR RIGHTS AGREEMENT

    This INVESTOR RIGHTS AGREEMENT (this "Agreement") is made as of June 28, 2001, by and between Commerce One, Inc., a Delaware corporation (the "Company"), New Commerce One Holding, Inc., a Delaware corporation ("New Commerce One Holding") and SAP Aktiengesellschaft, a stock corporation organized under the laws of the Federal Republic of Germany ("SAP AG").

    WHEREAS, subject to the terms and conditions of the Share Purchase Agreement by and between the Company and SAP AG, dated June 14, 2000 (the "Prior Share Purchase Agreement), the Company sold shares of its common stock to SAP AG;

    WHEREAS, in connection with the Prior Share Purchase Agreement, the Company and SAP AG entered into, and are a party to, that certain Registration Rights Agreement, dated June 14, 2000 (the "Prior Registration Rights Agreement");

    WHEREAS, subject to the terms and conditions of the Share Purchase Agreement, of even date herewith, by and between the Company and SAP AG (the "Share Purchase Agreement"), the Company has agreed to sell additional shares of its common stock to SAP AG (together with the shares of common stock of the Company sold pursuant to the Prior Share Purchase Agreement, the "Shares");

    WHEREAS, New Commerce One Holding will assume all of the rights and obligations of Commerce One hereunder upon the consummation of the reorganization of Commerce One into a holding company structure with New Commerce One Holding as the publicly-traded holding company; and

    WHEREAS, subject to the terms and conditions set forth herein, in connection with the sale of the Shares, SAP AG and the Company have agreed to amend and restate in its entirety the Prior Registration Rights Agreement and to grant certain registration rights to SAP AG with respect to the Shares effective upon the Closing (as defined in the Share Purchase Agreement).

    NOW, THEREFORE, in consideration of the promises, mutual covenants and conditions herein contained, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree, effective upon the Closing, (i) the Prior Registration Rights Agreement is hereby amended and restated in its entirety as set forth herein; and (ii) as follows:

    1.  Definitions.  For purposes of this Agreement, the following terms shall have the following respective meanings:

    "1933 Act" means the Securities Act of 1933, as amended.

    "1934 Act" means the Securities Exchange Act of 1934, as amended.

    "Additional Shares" means common stock issued or sold by the Company, provided, that "Additional Shares" shall not include common stock issued directly or upon the conversion of securities convertible into or exercisable or exchangeable for common stock (i) in connection with a transaction covered by Rule 145 under the 1933 Act or any other merger, acquisition or asset purchase, or the resale of securities issued in any such transaction, (ii) in a transaction that is registered under the 1933 Act, (iii) upon the conversion or exchange of any debt securities, (iv) upon the conversion or exercise of any warrants or other rights outstanding as of the Closing (v) as a dividend or other distribution, (vi) issued to employees, consultants or other service providers to the Company, or (vii) in connection with the rights issued under the Company's Stockholder Rights Plan.

    "Automaker Holders" means General Motors Corporation, Ford Motor Company or any assignee or transferee of either that possesses registration rights pursuant to the Automaker Registration Rights Agreement.

    "Automaker Registration Rights Agreement" means the Registration Rights Agreement, dated December 8, 2000, by and among the Company, General Motors Corporation, Ford Motor Company and certain other parties.

    "Beneficially Own" shall have the meaning set forth in the Standstill Agreement.

    "Closing" shall have the meaning set forth in the Share Purchase Agreement.

    "Current Market Value" means the simple average of (i) the simple average of the closing price per share of common stock of the Company on the Nasdaq Stock Market (or such other market or exchange on which such common stock is listed or quoted) for the twenty (20) days preceding the delivery of the Proposal Notice or Sale Notice (as defined in Section 11.1 below) and (ii) the weighted average of the closing price per share of common stock of the Company on the Nasdaq Stock Market (or such other market or exchange on which such common stock is listed or quoted) for the twenty (20) days preceding the delivery of the Proposal Notice or Sale Notice, such weighed average to be calculated based on the daily trading volume of the common stock as reported on the Nasdaq Stock Market (or such other market or exchange on which such common stock is listed or quoted) during such period.

    "Eligible Period" means the period (a) commencing on the second anniversary of the date of this Agreement and (b) terminating on the sixth anniversary of the date of this Agreement; provided, however, that with respect to Registrable Shares purchased pursuant to the Prior Share Purchase Agreement only, the Eligible Period shall commence on June 14, 2002.

    "Existing Registration Rights Agreement" means the Sixth Amended and Restated Registration Rights Agreement, dated December 8, 2000, by and among the Company and certain of its stockholders.

    "Holders" shall have the meaning ascribed to it in the Existing Registration Rights Agreement.

    "Register," "registered," and "registration" refers to a registration effected by preparing and filing a registration statement or similar document in compliance with the 1933 Act, and the declaration or ordering of effectiveness of such registration statement or document.

    "Registrable Shares" means (i) the shares of common stock of the Company held by SAP AG as of the date hereof, (ii) the shares of common stock of the Company issuable to SAP AG in accordance with the terms and conditions of the Share Purchase Agreement, (iii) any shares of common stock of the Company purchased by SAP AG from the Company after the Closing (including pursuant to Section 11 hereof), and (iv) any securities of the Company issued as a dividend on or other distribution with respect to, or in exchange for or replacement of, the common stock described in subparagraphs (i), (ii) and (iii).

    "Registration Statement" means any registration statement described in Sections 2.1 or 2.2 of this Agreement.

    "Rule 144" means Rule 144 promulgated under the 1933 Act.

    "SEC" means the Securities and Exchange Commission.

    "Standstill Agreement" shall mean that Amended and Restated Standstill and Stock Restriction Agreement, of even date herewith, by and between the Company and SAP AG.

    "Standstill Period" shall have the meaning ascribed to it in the Standstill Agreement.

    "Stockholder" shall mean SAP AG or any assignee or transferee to which SAP AG's rights and obligations under this Agreement have been assigned pursuant to Section 14.5

    2.  Registration Rights.

          2.1  Demand Registration.

                (a) If at any time during the Eligible Period the Stockholder requests in writing (the "Stockholder Demand") that the Company file a registration statement on Form S-3 (or any successor form to Form S-3, or, if Form S-3 is not then available, on Form S-1 or any other available form) for a public offering of shares of the Registrable Shares, the anticipated aggregate offering price of which, net of standard underwriting fees and discounts, is at least five million dollars ($5,000,000), the Company shall, subject to Section 4.1 hereof, file such Registration Statement with the SEC within forty-five (45) days after its receipt of such request. The Company shall use commercially reasonable efforts to cause such Registration Statement to be declared effective as soon thereafter as practicable and keep such registration statement effective until the Stockholder notifies the Company in writing that the Company is no longer required to keep such Registration Statement effective. In no event, however, shall the Company be required to (i) effect more than four (4) registrations pursuant to this section or (ii) keep one or more registration statements filed pursuant to this section effective for more than an aggregate of one hundred twenty (120) days. In the event the registration is proposed to be part of a firm commitment underwritten public offering, the substantive provisions of Section 2.3 hereof shall be applicable to each such registration initiated under this Section 2.1 and the piggyback registration rights of Holders and Automaker Holders (to the extent provided for in the Existing Registration Rights Agreement and the Automaker Registration Rights Agreement) shall be applicable, subject to Section 2.3 below, to a registration effected pursuant to this Section 2.1.

                (b) Notwithstanding the foregoing, the Company shall not be obligated to take any action pursuant to subparagraph (a):

                      (i) if the Company, within ten (10) days of the receipt of the Stockholder Demand, gives notice of its bona fide intention to effect the filing of a registration statement with the SEC within forty-five (45) days of receipt of such demand (other than a registration relating primarily to the sale of securities to participants in a Company stock plan of employee benefit plan, a transaction covered by Rule 145 under the 1933 Act or the resale of securities issued in such a transaction, a registration in which the only stock being registered is Common Stock issuable upon conversion or exchange of debt securities which are also being registered, any registration on any form which does not include substantially the same information as would be required to be included in a registration statement covering the sale of the Registrable Shares, or a registration initiated under Section 2.1 or 2.2 of Automaker Registration Rights Agreement) provided, however, that if such registration statement is not filed by the Company within 45 days of receipt of such Stockholder Demand and declared effective by the Commission with 120 days after the Company's receipt of such Stockholder Demand, the Company shall be obligated to cause such Registrable Shares of the Stockholder to be registered in accordance with the provisions of this Section 2.1 provided that the Company is actively employing in good faith all reasonable efforts to cause such registration statement to become effective;

                      (ii) during the period starting with the Company's date of filing of, and ending on the date ninety (90) days immediately following, the effective date of any registration statement pertaining to securities of the Company, which registration was either filed as a result of the exercise by Stockholder of its rights pursuant to Section 2.1 hereof or was subject to Section 2.2 hereof.

          2.2  Piggyback Registration.

                (a) If at any time during the Eligible Period, the Company proposes to register (for its own account, on behalf of its existing stockholders, or a combination of the foregoing) any of its common stock under the 1933 Act in connection with a public offering of such common stock solely for cash (other than a registration relating primarily to the sale of securities to participants in a Company stock plan of employee benefit plan, a transaction covered by Rule 145 under the 1933 Act or the resale of securities issued in such a transaction, a registration in which the only stock being registered is Common Stock issuable upon conversion or exchange of debt securities which are also being registered, any registration on any form which does not include substantially the same information as would be required to be included in a registration statement covering the sale of the Registrable Shares or a registration initiated under Section 2.1 or 2.2 of the Automaker Registration Rights Agreement) the Company shall, at such time, give the Stockholder notice of such registration. Upon the written request of the Stockholder, given within ten (10) days after notice has been given by the Company in accordance with Section 14.1 hereof, the Company shall, subject to Section 2.3 hereof, cause to be registered under the 1933 Act all of the Registrable Shares that the Stockholder has requested to be registered.

                (b) In the event that any registration is initiated pursuant to Sections 2.1 or 2.2 of the Automaker Registration Rights Agreement, the Company shall, upon written notice from the Stockholder of its desire to "piggyback" on such registration statement, use reasonable efforts to seek written consent from the Automaker Holders to permit such "piggyback" on the registration statement by the Stockholder in accordance with the terms of this Agreement (it being understand that the Company shall not be required to make any payment to the Automakers or incur additional obligations with respect to the Automakers to obtain such consent).

          2.3  Underwriting Requirements.

                (a) In connection with any underwritten public offering, the Company shall not be required to include any of the Stockholder Registrable Shares in such underwriting unless the Stockholder accepts the terms of the underwriting as agreed upon between the Company and the underwriters for the offering (which underwriters shall be selected by the Company).

                (b) If the total amount of securities, including Registrable Shares, requested to be included in an underwritten public offering exceeds the amount of securities that the underwriters determine in their sole discretion is compatible with the success of the offering, then the Company shall be required to include in the offering only that number of such securities, including Registrable Shares, which the underwriters determine in their sole discretion will not jeopardize the success of the offering. In such event, the Company may reduce the number of or exclude Registrable Shares proposed to be offered by Stockholder prior to reducing the number of or excluding the shares proposed to be offered by (i) the Company (except with respect to a registration pursuant to Section 2.1 hereof), (ii) the holders of registration rights under the Existing Registration Rights Agreement (the "Existing Holders") to the extent required by the Existing Registration Rights Agreement and (iii) the holders of registration rights under the Automaker Registration Rights Agreement to the extent required by Automaker Registration Rights Agreements, provided, however, that if the Stockholder is not permitted to include at least seventy-five percent (75%) of the number of Registrable Shares proposed by the Stockholders to be included in a registration pursuant to Section 2.1 as a result of the foregoing sentence, such registration shall be deemed not to be a registration by the Stockholder pursuant to Section 2.1.

                (c) Notwithstanding Section 2.3(b) hereof, following the Closing, the Company will use commercially reasonable efforts to obtain the consent of the Existing Holders such that (A) in the event of registration pursuant to Section 2.1 hereof, the Company shall reduce the number of or exclude the shares proposed to be offered by the Existing Holders prior to reducing the number of or excluding the Registrable Shares proposed to be offered by Stockholder, and (B) in the event of registration pursuant to Section 2.2 hereof, the Company shall reduce the number of or exclude the shares proposed to be offered by the Existing Holders (and, if the consent described in Section 2.3(d) hereof is obtained with respect to such offering, the Automaker Holders) on a pro rata basis with the number of Registrable Shares proposed to be offered by Stockholder (calculated on the basis of the number of shares of common stock proposed to be offered), it being understood that, in each case, the

Company shall not be required to make any payment to the Existing Holders or incur additional obligations with respect to the Existing Holders to obtain such consent.

                (d) Notwithstanding Section 2.3(b) hereof, upon a registration pursuant to Section 2.1 or Section 2.2 hereof, the Company will use reasonable efforts to obtain the consent of the Automaker Holders with respect to such registration such that (A) in the event of a registration pursuant to Section 2.1 hereof, the Company shall reduce the number or exclude the shares proposed to be offered by the Automaker Holders prior to reducing the number of or excluding the Registrable Shares proposed to be offered by Stockholder, and (B) in the event of a registration pursuant to Section 2.2 hereof, the Company shall reduce the number of or exclude the shares proposed to be offered by the Automaker Holders (and, if the consent described in Section 2.3(c) hereof is obtained, the Existing Holders) and on a pro rata basis with the number of Registrable Shares proposed to be offered by Stockholder (calculated on the basis of the number of shares of common stock proposed to be offered), it being understood that, in each case, the Company shall not be required to make any payment to the Automaker Holders or incur additional obligations with respect to the Automaker Holders to obtain such consent.

    3.  Further Obligations of the Company after Registration.

          3.1  Blue Sky Compliance.  The Company shall, as soon as reasonably possible after the effectiveness of a Registration Statement, use its best efforts to register and qualify the Registrable Shares covered by the Registration Statement under such other securities or "blue sky" laws of such jurisdictions as shall be reasonably requested by the Stockholder, provided that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions unless the Company is already subject to service in such jurisdiction and except as may be required by the 1933 Act.

          3.2  Furnishing of Prospectus.  With respect to a Registration Statement filed pursuant to Sections 2.1 hereof or 2.2 hereof, the Company shall furnish to the Stockholder copies of any preliminary prospectus and, as soon as reasonably possible after the effectiveness of the Registration Statement, furnish to the Stockholder such numbers of copies of a final prospectus in conformity with the requirements of the 1933 Act, and such other documents as the Stockholder may reasonably request, in order to facilitate the resale or other disposition of Registrable Shares owned by it.

          3.3  Amendments.  With respect to a Registration Statement filed pursuant to Section 2.1 hereof or 2.2 hereof of this Agreement, and, subject to Section 4.1 hereof of this Agreement, the Company shall prepare and file with the SEC such amendments to the Registration Statement and amendments or supplements to the prospectus contained therein as may be necessary to keep such Registration Statement effective and such Registration Statement and prospectus accurate and complete for the entire period for which the Registration Statement remains effective.

          3.4  Notices.  The Company shall:

                (a) Notify the Stockholder, promptly after it shall receive notice thereof, of the date and time when any Registration Statement and each post-effective amendment thereto has become effective;

                (b) Notify the Stockholder promptly of any request by the SEC for the amending or supplementing of any Registration Statement or prospectus or for additional information;

                (c) Notify the Stockholder, at any time when a prospectus relating to the Registrable Shares is required to be delivered under the Securities Act, of any event which would cause any such prospectus or any other prospectus as then in effect to include an untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, and, subject to

Section 4.1 hereof, promptly prepare and file with the SEC, and promptly notify the Stockholder of the filing of, such amendments or supplements to any Registration Statement or prospectus as may be necessary to correct any such statements or omissions;

                (d) Notify the Stockholder, promptly after it shall receive notice of the issuance of any stop order by the SEC suspending the effectiveness of any Registration Statement or the initiation or threatening of any proceeding for that purpose and, subject to Section 4.1 hereof, promptly use commercially reasonable efforts to prevent the issuance of any stop order or to obtain its withdrawal if such stop order should be issued.

    4.  Conditions and Limitations on Registration Rights.  The registration rights granted by this Agreement are subject to the following additional conditions and limitations:

          4.1  Delays and Suspension.  The Company may delay the filing of, or suspend or delay the effectiveness of a Registration Statement for up to thirty (30) days, if the Company shall furnish to the Stockholder a certificate signed by the Chief Executive Officer of the Company stating that in the good faith judgment of the Board of Directors it would be seriously detrimental to the Company or its stockholders for such a registration statement to be filed or declared effective or for an effective registration statement not to be suspended. In such event, the Company's obligation under this Agreement to file a registration statement, seek effectiveness of a registration statement or keep such registration statement effective shall be deferred for a period not to exceed sixty (60) days from the receipt of the request to file such registration by the Stockholder, provided that the Company may not exercise this right of deferral for an aggregate of in excess of seventy-five (75) days in any one year period. If the Company suspends the effectiveness of a Registration Statement, the Company will promptly deliver notice to the Stockholder of such suspension and will again deliver notice to the Stockholder when such suspension is no longer necessary. The duration for which the Company is required to keep a Registration Statement effective shall be extended by an additional number of days equal to the length of any suspension period.

          4.2  Amended or Supplemented Prospectus.  The Stockholder agrees that, upon receipt of any notice from the Company described in Section 4.1 hereof that suspends an effective registration statement, the Stockholder shall forthwith discontinue disposition of Registrable Shares until such Stockholder's receipt of copies of a supplemented or amended prospectus from the Company, or until it is advised in writing by the Company that the use of the prospectus may be resumed, and has received copies of any additional or supplemental filings which are incorporated by reference in the prospectus. If so directed by the Company, the Stockholder will deliver to the Company all copies of the prospectus covering such Registrable Shares current at the time of receipt of such notice of suspension.

    5.  Indemnification.

          5.1 The Company will indemnify the Stockholder, each of its officers, directors and partners, legal counsel, agents and each person controlling the Stockholder within the meaning of Section 15 of the 1933 Act, with respect to which registration, qualification or compliance has been effected pursuant to this Agreement, and each underwriter, if any, and each person who controls any underwriter within the meaning of Section 15 of the 1933 Act, against all expenses, claims, losses, damages and liabilities (or actions in respect thereof), including any of the foregoing incurred in settlement of any litigation, (commenced or threatened), arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in any registration statement, prospectus, or other document, or any amendment or supplement thereto, incident to any such registration, qualification or compliance, or based on any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, or any violation by the Company of the 1933 Act, the 1934 Act, and any state securities laws or any rule, regulation or qualification promulgated thereunder, and the Company will reimburse the Stockholder, each of its officers, directors, and partners, legal counsel, agents and each person controlling the Stockholder, each such underwriter and each person who controls any such underwriter, for any legal and any other expenses reasonably incurred, in connection with investigating, preparing or defending any such claim, loss, damage, liability or action, provided, however, that the Company will not be liable in any such case to the extent that any such claim, loss, damage, liability or expense arises out of or is based on any untrue statement or omission or alleged untrue statement or omission, made in reliance upon and in conformity with written information furnished to the Company by the Stockholder, controlling person or underwriter expressly for use therein.

          The foregoing indemnity is subject to the condition that, insofar as it relates to any such untrue statement, alleged untrue statement, omission or alleged omission made in a preliminary prospectus on file with the SEC at the time the registration statement becomes effective or the amended prospectus filed with the SEC pursuant to Rule 424(b), as amended from time to time (the "Final Prospectus"), such indemnity shall not inure to the benefit of: (a) the Stockholder (i) if a copy of the Final Prospectus was not furnished by the Stockholder to the person asserting the loss, liability, claim or damage at or prior to the time such action as required by the 1933 Act and such Final Prospectus would have cured the defect giving rise to the loss, liability, claim or damage or (ii) to the extent that such untrue statement, alleged untrue statement, omission or alleged omission is made in reliance upon and in conformity with written information furnished to the Company by the Stockholder expressly for use therein, or (b) any underwriter (i) if a copy of the Final Prospectus was not furnished to the person asserting the loss, liability, claim or damage at or prior to the time such action as required by the 1933 Act and the Final Prospectus would have cured the defect giving rise to the loss, liability, claim or damage or (ii) to the extent that such untrue statement, alleged untrue statement, omission or alleged omission is made in reliance on and in conformity with written information furnished to the Company by the underwriter for use therein.

          5.2 The Stockholder will, if Registrable Shares held by the Stockholder are included in the securities as to which such registration, qualification or compliance is being effected, indemnify the Company, each of its directors and officers, each underwriter, if any, of the Company's securities covered by such a registration statement, each person who controls the Company or such underwriter within the meaning of Section 15 of the 1933 Act, against all expenses, claims, losses, damages and liabilities (or actions in respect thereof), including any of the foregoing incurred in settlement of any litigation (commenced or threatened), arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in any such registration statement, prospectus, offering circular or other document, or any amendment or supplement thereto, incident to such registration, qualification or compliance, or any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, and, severally, and not jointly, will reimburse the Company, such directors, officers, persons, underwriters or control persons for any legal and any other expenses reasonably incurred, in connection with investigating or defending any such claim, loss, damage, liability or action, in each case to the extent, but only to the extent, that such untrue statement (or alleged untrue statement) or omission (or alleged omission) is made in such registration statement, prospectus, offering circular or other document in reliance upon and in conformity with written information furnished to the Company by the Stockholder expressly for use therein. Notwithstanding the foregoing, the liability of the Stockholder under this Section 5 shall be limited to an amount equal to the net proceeds received by the Stockholder from the sale of shares in such registration.

          5.3 Each party entitled to indemnification under this Section 5 (the "Indemnified Party") shall give notice to the party required to provide indemnification (the "Indemnifying Party") promptly after such Indemnified Party has actual knowledge of any claim as to which indemnity may be sought, and shall permit the Indemnifying Party to assume the defense of any such claim or any litigation resulting therefrom, provided that counsel for the Indemnifying Party, who shall conduct the defense of such claim or litigation, shall be approved by the Indemnified Party (whose approval shall not unreasonably be withheld), and the Indemnified Party may participate in such defense at such party's expense, and provided further that the failure of any Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its obligations under this Agreement, unless the failure to give such notice is materially prejudicial to an Indemnifying Party's ability to defend such action, and provided further that an Indemnified Party shall have the right to retain its own counsel, with the fees and expenses of such counsel to be paid by the Indemnifying Party, if representation of such Indemnified Party by the counsel retained by the Indemnifying Party would be inappropriate due to actual or potential differing interests between such Indemnified Party and any other party represented by such counsel in such proceeding. No Indemnifying Party, in the defense of any such claim or litigation, shall, except with the consent of each Indemnified Party, consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party of a release from all liability in respect to such claim or litigation.

          5.4 If the indemnification provided for in this Section 5 is held by a court of competent jurisdiction to be unavailable to an Indemnified Party with respect to any losses, claims, damages or liabilities referred to herein, the Indemnifying Party, in lieu of indemnifying such Indemnified Party thereunder, shall to the extent permitted by applicable law contribute to the amount paid or payable by such Indemnified Party as a result of such loss, claim, damage or liability in such proportion as is appropriate to reflect the relative fault of the Indemnifying Party on the one hand and of the Indemnified Party on the other in connection with the violation(s) that resulted in such loss, claim, damage or liability, as well as any other relevant equitable considerations. The relative fault of the Indemnifying Party and of the Indemnified Party shall be determined by a court of law by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the Indemnifying Party or by the Indemnified Party and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission; provided, that in no event shall any contribution by the Stockholder hereunder exceed the net proceeds from the offering received by the Stockholder.

          5.5 The obligations of the Company and the Stockholder under this Section 5 shall survive completion of any offering of Registrable Securities in a registration statement and the termination of this Agreement.

    6.  Information from Stockholder.  It shall be a condition precedent to the obligations of the Company to take any action pursuant to this Agreement with respect to the Registrable Shares of the Stockholder that the Stockholder shall furnish to the Company such information regarding itself, the Registrable Shares held by it, and the intended method of disposition of such securities, as shall be required to effect the registration of the Registrable Shares.

    7.  Expenses of Registration.  The Company shall pay all registration, filing and qualification fees (including SEC filing fees and the listing fees of the Nasdaq Stock Market or any stock exchange on which the Company securities are traded) attributable to the Registrable Shares registered under this Agreement, and any legal, accounting or other professional fees or expenses incurred by the Company; provided, however, with respect to any registration requested by the Stockholder pursuant to Section 2.1 hereof, the Stockholder shall pay one-half of the SEC filing fee for the registration of the Registrable Securities. The Stockholder shall pay all underwriting discounts, selling commissions and stock transfer taxes, if any, attributable to the sale of such securities registered by the Stockholder and any legal, accounting or other professional fees incurred by the Stockholder.

    8.  Reports Under the Securities Exchange Act.  The Company agrees to file with the SEC in a timely manner all reports and other documents and information required of the Company under the

1934 Act, and take such other actions as may be necessary to assure the availability of Form S-3 for use in connection with the registration rights provided in this Agreement and Rule 144 for use in connection with resales of the Registrable Shares.

    9.  Rule 144.  In the event that all of the Stockholder's Registrable Shares may, under Rule 144, be resold or otherwise disposed of in a ninety (90) day period without registration under the 1933 Act, the registration rights granted under this Agreement to such Stockholder and the obligations of the Company hereunder (other than its obligations under Sections 5 and 8 and this Section 9) to such Stockholder, shall automatically terminate in their entirety and be of no further force and effect whatsoever without any further action on the part of the Company or the Stockholder.

    10.  Market Stand-Off.  So long as the Stockholder Beneficially Owns at least five percent (5%) of the Company's outstanding common stock, the Stockholder agrees that, upon the request of the underwriters managing any underwritten public offering of the Company's securities in connection with an effective registration statement under the 1933 Act, it will not offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of (other than to donees who agree to be similarly bound), directly or indirectly, the Registrable Shares other than those included in the registration, without the prior written consent of such underwriters, for such period of time, not to exceed ninety (90) days (or such lesser period as executive officers or directors of the Company are so restricted with respect to the transfer of shares of common stock of the Company held by them) after the effective date of the registration statement relating thereto. The Stockholder agrees that, if requested by the underwriters for such an offering, it will enter into a lock-up agreement directly with the underwriters on substantially the same terms and conditions as described above. The Stockholder agrees that the Company may instruct its transfer agent to place stop-transfer notations in its records to enforce the provisions of this Section 10.

    11.  Pro Rata Right.  Subject to the terms and conditions specified in this Section 11, the Company hereby grants to SAP AG a pro rata right to participate with respect to future sales by the Company of Additional Shares (the "Pro Rata Right"). Beginning on the Closing and until the earlier of (i) the third anniversary of the Closing and (ii) the end of the Standstill Period, each time the Company proposes to offer any Additional Shares, the Company shall offer to SAP AG the opportunity to purchase a number of shares equal to SAP AG's pro rata portion of such Additional Shares in accordance with the following provisions:

          11.1  Notice.  The Company shall deliver to SAP AG a notice (a "Notice") not later than thirty calendar (30) days following the sale of Additional Shares. In lieu of a Notice provided following the sale of the Additional Shares (such Notice, a "Sale Notice"), the Company may, in its sole discretion, elect to provide a Notice to SAP AG in advance of a proposed sale of Additional Shares in lieu of a Sale Notice (such Notice, a "Proposal Notice").

          11.2  Contents of Notice.

                (a)  Contents of Sale Notice.  If the Company delivers a Sale Notice, such Notice shall state (i) that the Company has completed the sale of Additional Shares, (ii) the number of such Additional Shares sold, (iii) the number of Pro Rata Shares pursuant to which SAP is entitled to purchase pursuant to Section 11.7 hereof and (iv) the Price and, if applicable, the Additional Terms, (each as determined in accordance with Section 11.4 hereof) for the purchase of such shares.

                (b)  Contents of Proposal Notice.  If the Company elects to deliver a Proposal Notice in lieu of a Sale Notice, such Notice shall state (i) that the Company proposes to sell Additional Shares, (ii) the number of such Additional Shares to be sold, (iii) the number of Proposed Pro Rata Shares pursuant to which SAP is entitled to purchase pursuant to Section 11.7 hereof and (iv) the Price and, if applicable, the Additional Terms, (each as determined in accordance with Section 11.4 hereof) for the purchase of such shares.

          11.3  Election.  Within 10 business days after receipt of a Sale Notice or the Proposal Notice, as the case may be, SAP AG may elect to purchase, all, but not less than all, of the Pro Rata Shares (in the case of a Sale Notice) or the Proposed Pro Rata Shares (in the case of a Proposal Notice) on the Price and other applicable Additional Terms set forth in the Sale Notice or Proposal Notice, as the case may be, by delivering notice to the Company (the "Election Notice").

          11.4  Price.  The price (the "Price") and additional terms, if any, (the "Additional Terms") for the sale of the Pro Rata Shares or the Pro Rata Additional Shares, as applicable, shall be calculated as follows.

                (a)  Prior to First Anniversary of Closing.  In the event that the Additional Shares are sold prior to the first anniversary of the Closing or a Proposal Notice is delivered prior the first anniversary of the Closing, at the option of SAP AG, the consideration payable for the Pro Rata Shares, which consideration shall be specified in the election notice, shall be either (i) the Price and Additional Terms for the Pro Rata Shares or Proposed Pro Rata Shares shall be equal to the price and additional terms, if any, pursuant to which the Additional Shares are sold (in the event of a Sale Notice), or proposed to be sold (in the event of a Proposal Notice) or (ii) the Price shall be the Current Market Value and there shall be no Additional Terms (except as set forth in Section 11.5 hereof).

                (b)  On or after First Anniversary of Closing.  In the event that the Additional Shares are sold on or after the first anniversary of the Closing or a Proposal Notice is delivered on or after the first anniversary of the Closing, the Price shall be the Current Market Value and there shall be no Additional Terms (except as set forth in Section 11.5 hereof).

          11.5  Closing.  In the case of a Sale Notice, if SAP AG elects to purchase the Pro Rata Shares, the sale of the Pro Rata Shares shall occur no later than thirty (30) days following the Election Notice (subject to extension by thirty (30) days solely to comply with regulatory requirements). In the case of Proposal Notice, if SAP AG elects to purchase the Proposed Pro Rata Shares, the sale of the Pro Rata Shares shall occur contemporaneously with, and conditioned upon, the sale of the Additional Shares described in the Proposal Notice. SAP AG's purchase of the Pro Rata Shares or the Proposed Pro Rata Shares, as the case may be, shall be conditioned upon the execution by SAP AG and the Company of customary documentation, including without limitation, a stock purchase agreement containing representations and warranties substantially similar to those contained in the Share Purchase Agreement.

          11.6  Sales After Notice.

                (a)  Sale Notice.  In the event the Company has delivered a Sale Notice, and SAP does not timely elect to purchase the Pro Rata Shares or Proposed Pro Rata Shares in accordance with Section 11.3, SAP AG shall be deemed to have made an irrevocable election on the to not purchase the Pro Rata Shares or the Proposed Pro Rata Shares, as the case may be.

                (b)  Proposal Notice.  In the event that the Company delivers a Proposal Notice and SAP AG either fails to timely elect to purchase the Proposed Pro Rata Shares pursuant to Section 11.3 hereof or elects to not purchase Proposed Pro Rata Shares, the Company may, any time during the ninety (90) day period following the delivery of the Proposal Notice, enter into an agreement for the sale or issuance of such Additional Shares and, except as provided in the following sentence, shall not be required to issue a Sale Notice pursuant to Section 11.1 hereof with respect to such Additional Shares. If the Company does not sell the Additional Shares described in the Proposed Notice within the ninety (90) period, or the price for the sale of the Additional Shares is less than that specified in the Proposal Notice and/or terms of the Proposed Sale have changed so as to be significantly more favorable than those specified in the Proposal Notice, the Pro Rata Right shall be deemed to be revived and the Company shall be obligated to either deliver a Sale Notice or, it so elects, a Proposal Notice, to SAP AG with respect to any Additional Shares in accordance with terms of Section 11.1 hereof.

          11.7  Pro Rata Portion.  The number of shares SAP AG shall be entitled to purchase pursuant to the exercise of the Pro Rata Right shall be determined as follows.

                (a) "Pro Rata Shares" shall equal a number of shares such that the SAP Percentage Prior to the Issuance shall equal the SAP Percentage After the Issuance. The "SAP Percentage Prior to the Issuance" shall equal the quotient obtained by dividing (i) the number of shares of common stock beneficially owned by SAP AG immediately prior the sale of the Additional Shares specified in the Sale Notice by (ii) the total number of shares of common stock outstanding immediately prior to the sale of the Additional Shares specified in the Sale Notice and the Pro Rata Shares, and the "SAP Percentage After the Issuance" shall equal the quotient obtained by dividing (x) the sum of (A) the number of shares of common stock beneficially owned by SAP AG immediately prior the sale of the Additional Shares specified in the Sale Notice and (B) the number of Pro Rata Shares, divided by (y) sum of (X) the total number of shares of common stock outstanding immediately following the sale of the Additional Shares specified in the Sale Notice and (Y) the number of Pro Rata Shares.

                (b) "Proposed Pro Rata Shares" shall equal a number of shares equal to the product obtained by multiplying (A) the number of Additional Shares proposed to be sold by the Company set forth in the Proposal Notice by (B) the quotient obtained by dividing (x) the number of Registrable Shares of common stock held by SAP AG immediately prior the sale of the Additional Shares by (y) the total number of shares of common stock outstanding prior to the sale of the Additional Shares specified in the Proposal Notice.

          11.8  Pro Rata Right with Respect to Shares Issued Before Closing.  Upon the Closing, the Company shall provide an Additional Share Notice with respect to any Additional Shares issued after the date hereof and prior to the Closing, and SAP AG shall have the right to exercise its Pro Rata Right under this Section 11 with respect to the issuance of such Additional Shares. In such event, the purchase price for such Additional Shares shall be equal to the lowest of the (i) the price per Share paid by SAP under the Share Purchase Agreement, (ii) the price and additional terms, if any, pursuant to which the Additional Shares are sold and (iii) the Current Market Value.

          11.9  Stockholder Approval.  Nothing contained in this Section 11 shall require the Company to issue any Pro Rata Shares or Proposed Pro Rata Shares if such issuance would require the Company to obtain stockholder approval of the issuance pursuant to Rule 4350(i)(1)(B) or (D) of the Nasdaq National Market Issuer Designation Requirements or under the Delaware General Corporation Law.

    12.  Board of Directors Matters.

          12.1  SAP AG Appointed Director.  Beginning upon the Closing and until SAP AG Beneficially Owns less than ten percent (10%) of the outstanding Common Stock of the Company, (the "Director End Date"), at the first meeting of the Board of Directors of the Company following the Company's receipt of a written request from SAP AG that the Company appoint an SAP designated person to the Company's Board of Directors, the Company shall appoint, a mutually agreed upon (in the exercise of the reasonable discretion of the Company and SAP AG) person to serve as a director of the Company (the "SAP Director") to serve until such director's successor is duly qualified and elected or his or her prior resignation, removal or death.

          12.2  SAP AG Board Observer.  Beginning upon the Closing and until the Director End Date, SAP AG shall be entitled to designate one executive board member of SAP AG mutually agreeable to SAP AG and the Company (in the exercise of their reasonable discretion) to attend each meeting of the Board of Directors of the Company, at SAP AG's expense, in a non-voting observer capacity (such designee, an "SAP Observer"). Until the earlier to occur of (i) the appointment of the SAP Director pursuant to Section 12.1 or (ii) the Director End Date, the Company shall give to the SAP Observer notice of all meetings of the Company's Board of Directors in the manner provided in the Company's Amended and Restated Bylaws. In no event, however, shall the SAP Observer attend any meeting of the Board of Directors of the Company that is attended by the SAP Director. The Company shall have the right in its sole discretion: (A) to exclude the SAP Observer from all or any portion of a meeting of the Company's Board of Directors and (B) exclude SAP AG and the SAP Observer from access to any notices, minutes, consents or other materials provided to the directors of the Company, in each case, if the Company reasonably believes that such exclusion is reasonably necessary (x) to preserve the attorney-client privilege, (y) to protect confidential or proprietary information of the Company, including without limitation the Company's trade secrets and (z) to prevent violation of any applicable antitrust or competition laws.

          12.3  Confidentiality.  SAP AG shall treat any confidential information of the Company obtained through the material provided to SAP AG pursuant to Section 12.2 hereof or from the SAP Director or SAP Observer in accordance with a confidentiality agreement between the Company, New Commerce One Holding and SAP AG (in a form to be mutually agreed to in good faith by the Company and SAP AG prior to the Closing) (the "Confidentiality Agreement"). The SAP Observer shall execute a form of confidentiality agreement (in a form to be mutually agreed to in good faith by the Company and SAP AG prior to the Closing) before attending any meeting of the Board of Directors.

    13.  Information Rights.

          13.1  Financial Information.  Until such time SAP AG no longer accounts for its investment in the Company under the equity method of accounting (the "Equity Method Period"), the Company shall: (i) not later than eight (8) business days after the end of a fiscal quarter, provide to SAP AG a consolidated balance sheet, consolidated income statement and consolidated statement of stockholders' equity for such quarter; (ii) no later than fifteen (15) business day after the end of a fiscal year, provide to SAP AG, a consolidated balance sheet, a consolidated income statement and a consolidated statement of stockholders' equity for such fiscal year; and (iii) not later than the twentieth (20th) day of each month, provide rolling forecasts of its expected quarterly income statement results for the following four (4) quarters.

          13.2  Outstanding Shares Information.  Until the end of the Equity Method Period, Commerce One will, within 15 business days following the end of a fiscal quarter, inform SAP AG as to the number of shares of its outstanding common stock as of the end of such quarter and, further, will update such information to SAP AG at any time that the number of shares of Commerce One's outstanding common stock increases or decreases by more than 1% from the number most recently reported to SAP AG.

          13.3  Confidentiality of Information.  Any information provided under this Section 13 shall be kept confidential by SAP AG pursuant to the Confidentiality Agreement.

    14.  Miscellaneous.

          14.1  Notices.  All notices and other communications required or permitted hereunder shall be made in the manner and to addresses set forth in the Share Purchase Agreement.

          14.2  Interpretation.  The words "include," "includes" and "including" when used herein shall be deemed in each case to be followed by the words "without limitation." The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

          14.3  Counterparts.  This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

          14.4  Entire Agreement.  This Agreement and the documents and instruments and other agreements among the parties hereto referenced herein: (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof; and (b) are not intended to confer upon any other person any rights or remedies hereunder.

          14.5  Assignment.  SAP AG may transfer or assign its rights and obligations hereunder without the consent of the Company, except those rights and obligations set forth in Sections 11 and 12 hereof, together with any Registrable Shares transferred or assigned in accordance with the terms of the Standstill Agreement to any Purchaser Controlled Entity (as defined in the Standstill Agreement), as long as such transferee or assignee of the Registrable Shares executes and delivers a counterpart copy of this Agreement thereby agreeing to be bound by the terms and provisions set forth herein. In addition, any person to whom SAP transfers Registrable Shares in one or more private, unregistered transaction(s), who beneficially owns not less than the greater of (i) eleven million five hundred thousand (11,500,000) Registrable Shares and (ii) twenty-five percent (25%) of the Registrable Shares (a "Transferee"), shall be entitled, upon the exercise by SAP AG of its rights under Sections 2.1 and 2.2 hereof, to exercise the rights set forth in Section 2.2 hereof, on a pro rata basis with SAP AG and all other Transferees (as determined by the number of Registrable Shares requested by SAP AG and all Transferees to be included in such registration). SAP AG shall provide to the Company, upon completion of the transfer of Shares to a Transferee, a notice specifying (i) the date on which such transfer was completed, (ii) the identity of the Transferee and (iii) the number of shares transferred (the "Transfer Notice"). The rights of the transferree set forth in this Section 14.5 are conditional upon the receipt by the Company of the Transfer Notice. Further, the parties agree that, in the event that the reorganization of Commerce One into a holding company structure is consummated, that New Commerce One Holding (as the publicly-traded holding company parent of Commerce One) shall without any further action of the parties automatically assume all of Commerce One's rights and obligations hereunder, and except as the context requires otherwise all references herein to Commerce One shall be deemed to be references to New Commerce One Holding. Except as permitted herein, any assignment of rights or delegation of duties under this Agreement by a party without the prior written consent of the other parties, unless such consent is expressly not required hereby, shall be void ab initio. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

          14.6  Severability.  In the event that any provision of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

          14.7  Certain Company Representations.  This Agreement has been duly authorized by all necessary action by the Company, and the Company's execution, delivery and performance of this Agreement does not violate any other agreement or instrument to which it is currently a party. As of the date hereof, the Company has not granted registration rights to any holder of its securities except pursuant to this Agreement, the Existing Registration Rights Agreement that grants registration rights to certain stockholders of the Company with respect to 4,528,170 shares of common stock and the Automaker Registration Rights Agreement that grants to the Automaker Holders registration rights with respect to 28,800,000 shares of common stock. The Company hereby agrees not to grant or amend any registration rights that materially impair the registration rights granted to the Stockholder hereunder.

          14.8  Attorneys' Fees.  In any action at law or suit in equity in relation to this Agreement, the prevailing party in such action or suit shall be entitled to receive a reasonable sum for its attorneys' fees and all other reasonable costs and expenses incurred in such action or suit.

          14.9  Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

          14.10  Term.  Except as provided herein, including without limitation in Sections 10, 12 and 13, and except with respect to Section 14 as it is applicable to other Sections of this Agreement, the rights and obligations hereunder shall terminate six (6) years from the date of this Agreement.

[The remainder of this page is intentionally left blank]

    IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

COMMERCE ONE, INC.
By:	/s/ PETER F. PERVERE
Name: Peter F. Pervere Title: Senior Vice President and Chief Financial Officer
NEW COMMERCE ONE HOLDING, INC.
By:	/s/ PETER F. PERVERE
Name: Peter F. Pervere Title: Senior Vice President and Chief Financial Officer
SAP AG
By:	/s/ WERNER BRANDT
Name: Werner Brandt Title:
By:	/s/ MICHAEL JUNGE
Name: Michael Junge Title: General Counsel

[SIGNATURE PAGE TO INVESTOR RIGHTS AGREEMENT]

QuickLinks

INVESTOR RIGHTS AGREEMENT